Exhibit 4.2

CELCUITY INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Brian F. Sullivan, does hereby certify that:

1. He is the Chief Executive Officer of Celcuity Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue two million five hundred thousand (2,500,000) shares of Preferred Stock, $0.001 par value, none of which have been issued or designated as to series.

3. The following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”):

RESOLVED, that pursuant to the provisions of Article 4.1 of the Corporation’s Certificate of Incorporation, the Board of Directors hereby establishes a series of Preferred Stock and fixes the number of shares, the designation, voting powers, preferences and other rights, powers, privileges and restrictions, qualifications and limitations of such series as set forth below:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation; Amount; Issuance. One million eight hundred fifty thousand (1,850,000) shares of the authorized Preferred Stock, $0.001 par value, of the Corporation are hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The “Series A Original Issue Price” shall mean $57.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Securities Purchase Agreement dated as of May 15, 2022, by and between the Corporation and the investors named therein, as amended, modified or supplemented from time to time in accordance with its terms, or upon the exercise of warrants issued pursuant to the Securities Purchase Agreement.

2. Dividends. Holders of Series A Preferred Stock (each, a “Holder”) shall be entitled to receive, and the Corporation shall pay, dividends or distributions on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common Stock basis without regard to the Beneficial Ownership Limitation (as defined in Section 6.5 below) or the Share Reservation Limitation (as defined in Section 6.2.2 below) and whether or not there is then a sufficient number of authorized but unissued shares of Common Stock to effect such conversion) to and in the same form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. No other dividends or distributions shall be paid on shares of Series A Preferred Stock.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1. Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the Holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable assuming all shares of Series A Preferred Stock are converted into Common Stock pursuant to Section 6 (on an as-converted to-Common-Stock basis without regard to the Beneficial Ownership Limitation or the Share Reservation Limitation and whether or not there is then a sufficient number of authorized but unissued shares of Common Stock to effect such conversion) immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 3.1, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2. Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of shares of Series A Preferred Stock pursuant to Section 3.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the Holders of shares of Common Stock, pro rata based on the number of shares held by each such Holder.

3.3. Deemed Liquidation Events.

3.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class (the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

2

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Section 3.1 and 3.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 3.3.1(a)(ii) or 3.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each Holder of Series A Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, and (B) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event(the “Redemption Date”), to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion (based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares) of each Holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

3.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3

4. Non-Voting Stock. The Series A Preferred Stock is non-voting stock and does not entitle the Holder thereof to vote on any matter submitted to the stockholders of the Corporation for their action or consideration, except as provided in Section 5 below or as otherwise provided by the General Corporation Law of the State of Delaware or the other provisions of the Certificate of Incorporation or this Certificate of Designations.

5. Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law, the Certificate of Incorporation or this Certificate of Designations) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

5.1.1 amend, alter or repeal any provision of the Certificate of Incorporation, this Certificate of Designations or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

5.1.2 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

5.1.3 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or

5.1.4 purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, and (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock.

4

6. Conversion. The Series A Preferred Stock shall be convertible into shares of Common Stock as follows:

6.1. Optional Conversion; Conversion Rate. Subject to (a) the Share Reservation Limitation (as defined in Section 6.2.2 below) and (b) the Beneficial Ownership Limitation (as defined in Section 6.5 below), each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying one share of Series A Preferred Stock by the Series A Conversion Rate in effect at the time of conversion. The “Series A Conversion Rate” shall initially be ten (10) shares of Common Stock for each share of Series A Preferred Stock. The Series A Conversion Rate shall be subject to adjustment as provided in Section 7.2.

6.2. Mechanics of Conversion.

6.2.1 Notice of Conversion. In order for a Holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such Holder shall (a) provide written notice to the Corporation at the principal office of the Corporation that such Holder elects to convert all or any number of such Holder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent and (b) if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation. Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, or shall cause the Transfer Agent to, as soon as practicable after the Conversion Time, issue and deliver to such Holder of Series A Preferred Stock, or to his, her or its nominees, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof (or at the Holder’s request, shall instruct the Transfer Agent to deliver such number of shares of Common Stock, registered in the name of such Holder or such Holder’s nominee, in book-entry form), and (ii) a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

5

6.2.2 Authorized Share Approval; Reservation of Shares. The Company shall use commercially reasonable efforts to obtain and effect the Authorized Share Approval (as defined below) no later than December 31, 2022. Notwithstanding the foregoing, on or prior to the date that is thirty (30) days following the last closing date with respect to the purchase and sale of all securities under the Purchase Agreement, the Company shall call, and deliver notice of, a special meeting of stockholders in accordance with the Company’s bylaws for the purpose of obtaining the Authorized Share Approval, and shall thereafter use commercially reasonable efforts to promptly obtain and effect the Authorized Share Approval. “Authorized Share Approval” means receipt of the stockholder approval required to increase the aggregate number of shares of capital stock and the number of shares of Common Stock the Company has authority to issue, and has available for issuance, to include such number of duly authorized but unissued shares of Common Stock as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding or available for issuance (assuming the shares of Series A Preferred Stock are convertible in full on an as-converted to-Common-Stock basis without regard to the Beneficial Ownership Limitation or the Share Reservation Limitation and whether or not there is then a sufficient number of authorized but unissued shares of Common Stock to effect such conversion), and the filing of an amendment to the Company’s Certificate of Incorporation for such increase in authorized shares. From and after the Authorized Share Approval, the Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Prior to the Authorized Share Approval, (i) the Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, the maximum number of its duly authorized but unissued shares of Common Stock as are not subject to reservation for other purposes, and (ii) the number of shares of Common Stock so reserved shall be the maximum number of shares of Common Stock the Corporation shall be obligated to issue upon conversion of Series A Preferred Stock (the “Share Reservation Limitation”).

6.2.3 Effect of Conversion. All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled as provided in Section 12 of this Certificate of Designations.

6.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock shall be rounded to the nearest whole share.

6.4. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issuance or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6

6.5. Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s affiliates (that is, any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended), and any other person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the United States Securities and Exchange Commission (the “Commission”), including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6.5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section 6.5). The Corporation shall be entitled to rely on representations made to it by the Holder regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, (i) by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, to the extent then applicable and (ii) by written notice to the Corporation, which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage. Any such increase or decrease will apply only to the Holder and not to any other holder of Series A Preferred Stock. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.5. Notwithstanding the foregoing, at any time following notice of a Deemed Liquidation Event, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation.

7. Certain Adjustments.

7.1. Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

7

7.2. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the effective date of this Certificate of Designations effect a subdivision of the outstanding Common Stock, the Series A Conversion Rate in effect immediately before that subdivision shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the effective date of this Certificate of Designations combine the outstanding shares of Common Stock, the Series A Conversion Rate in effect immediately before the combination shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.3. Notice to the Holder of Adjustment to Series A Conversion Rate. Whenever the Series A Conversion Rate is adjusted, the Corporation shall promptly deliver to the Holders of shares of Series A Preferred Stock a notice setting forth the Series A Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

8. Stock Register. The Corporation shall maintain a register of shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time, including the name, address, electronic mail address and facsimile number of each such Holder. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

9. Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth in the Purchase Agreement. Any such notice, instruction or communication shall be deemed to have been delivered upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

10. Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s certificate for Series A Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

11. Waiver. Unless otherwise specified herein, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Holders of Series A Preferred Stock by the affirmative vote or written consent of the Requisite Holders of at least a majority of the shares of Series A Preferred Stock then outstanding, as a separate class.

12. Status of Converted, Redeemed or Reacquired Series A Preferred Stock. Any shares of Series A Preferred Stock that are converted, redeemed or otherwise reacquired by the Corporation shall be retired and cancelled and may not be reissued as shares of such series, shall no longer be designated as Series A Preferred Stock and shall resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

[Remainder of Page Intentionally Left Blank]

8

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this ______ day of May, 2022.

CELCUITY INC.

By:
Name:	Brian F. Sullivan
Title:	Chief Executive Officer